                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

BIO-VASCULAR TO SPIN OFF VITAL IMAGES SUBSIDIARY
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Projects in Surgical Business Include Small Diameter Graft,
Use of Tissue for Heart Valve Repair
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     ST. PAUL, Minn., Nov. 26 -- Bio-Vascular, Inc., (Nasdaq:BVAS) announced today the company's Board of Directors has approved the spin-off of its
Vital Images subsidiary to the company's shareholders after the appropriate filings are reviewed by the Securities & Exchange
Commission. The spin-off is expected to be complete by the end of March
1997, at which time Vital Images will trade as an independent public company.
     The company has attempted to structure the transaction as tax-free, but since no revenue ruling will be sought, no assurance can be made about the final tax treatment of the transaction. Vincent Argiro, chief technology officer of Vital Images, vice president of Bio-Vascular and founder of Vital Images, will be divesting shares of Bio-Vascular stock to bring his ownership in the company to under 5 percent, increasing the likelihood that the spin-off will be deemed a tax-free transaction. He currently owns approximately 5.6 percent of Bio-Vascular.
     "Strategically and financially, the timing and circumstances are right to separate the two businesses for the long-term benefit of our shareholders," said John T. Karcanes, president and chief executive officer of Bio-Vascular. "Both organizations will benefit from a tighter focus on their respective markets. Additionally, each company will be able to invest in research and development at levels appropriate to their respective stage of development and to evolve unique
organizational and marketing structures to better serve their substantially different markets. Key managers of each will have the added motivation of a more direct equity stake in their companies. We also expect that both companies would benefit from the stock market's preference for 'pure play' and highly focused companies, one in medical software and services, the other in medical devices, leading over time to a fuller valuation of each."
     It is expected that one share of Vital Images common stock will be distributed for every two Bio-Vascular shares in the spin-off. Also, prior to the spin-off, Bio-Vascular will make a capital contribution to
Vital Images currently estimated to include $3.3 million of intercompany debt and $10 million in cash for working capital purposes. Cash and equivalents retained by Bio-Vascular are estimated at $19 million.
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     Karcanes said, "We have made tremendous strides with Vital Images, especially during the past year. A new, more powerful clinical diagnostic product, considerably more flexible and much easier to use, will be ready to ship early in 1997. A stronger, more experienced management team, led by Andy Weiss and Vincent Argiro, has been put in place to execute Vital Images' aggressive strategic plan. However, there still is much to accomplish in product development, in market penetration and in the infrastructure needed to accomplish the company's long-term goals.
     "Concurrently, we have been working in the surgical business to develop new products and applications that can have a positive impact on growth in both the near term and in the long run. The final animal study phase is underway testing the patency of a new, tissue-based small diameter graft. Results thus far have been very promising for its use in coronary artery bypass and in peripheral vascular applications. We have also been extensively testing our tissue properties and effectiveness of our processing techniques in inhibiting mineralization on the tissue after implant.
     "Animal tests utilizing our tissue for aortic valve repair showed very favorable results when compared to current tissue heart valves,"
Karcanes continued. "We recently commissioned an animal study with the Cleveland Clinic to test this tissue as part of a tissue heart valve implanted in the critical mitral valve position. If the tests are successful, we will evaluate the potential to become a component supplier to manufacturers of heart valves.
     "Nearer term, we will soon file a 510(k) application with the U.S. Food and Drug Administration (FDA) for clearance to market a new version of Peri-Strips}, designed to be much more efficient for surgeons performing lung volume reduction via thoroscope. We will also file to market Tissue-Guard(TM) as an intracardiac device to provide the opportunity to greatly expand its usage in cardiac surgery. And we continue to work with Mentor Corporation to develop urology applications. Currently, we are revising the Bio-Sling(R) insertion procedure and material to prevent infection during the transvaginal insertion to treat stress incontinence in women. Finally we are evaluating applications for Tissue-Guard in colo-rectal, bladder, stomach and opthalmic surgeries.
     "These products and applications expand existing markets or open up new, potentially large markets. Finally, we are doing everything we can to influence the lung volume reduction study being conducted by the federal government to greatly expand the number of patients in the surgical arm of the study.
     "All of these actions are being taken to position Bio-Vascular to return to rapid growth and create the best opportunity for Vital Images to achieve its strategic plan, ultimately producing greater shareholder value."
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     Bio-Vascular, Inc., based in St. Paul, develops, manufactures and markets proprietary specialty medical products for use in thoracic, cardiac, neuro and vascular surgery. Its Vital Images subsidiary is a leading developer of 3-D volume rendering software for medical research, clinical diagnosis and surgical planning.

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